UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 9, 2023

GD Culture Group Limited

(Exact name of Company as specified in charter)

Nevada	001-37513	47-3709051
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

c/o GD Culture Group Limited Flat 1512, 15F, Lucky Centre, No.165-171 Wan Chai Road Wan Chai, Hong Kong
(Address of Principal Executive Offices) (Zip code)

+852-95791074

(Company’s Telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	GDC	Nasdaq Capital Market

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On February 9, 2023, approved by the Board of Directors of GD Culture Group Limited (the “Company”), Ms. Lu Cai was appointed as the Chief Operating Officer of the Company, effective February 9, 2023.

The biographical information of Ms. Lu Cai is set forth below:

Ms. Lu Cai, age 33, has over 10 years of extensive experience in financial management and consulting. Since July 2020, Ms. Lu Cai has been the Chief Executive Officer of Beijing Boda Shengshi Financial Consulting Co., Ltd, a firm that offers initial public offering and pre-marketing consulting services in China. From July 2017 to May 2020, Ms. Lu Cai was a Vice President of SINO-TONE Beijing Consulting Co., Ltd, a consulting firm based in Beijing, China. Ms. Lu Cai graduated from Beijing Foreign Studies University.

Ms. Lu Cai does not have a family relationship with any director or executive officer of the Company. She was not involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Lu Cai entered into an employment agreement with the Company, dated February 9, 2023, and agreed to receive an annual compensation of $30,000. The employment agreement is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibits 10.1.

Change of Director

On February 9, 2023, Ms. Jing Zhang tendered her resignation as a director and a member of the Nominating and Corporate Governance Committee, the Compensation Committee, and the Audit Committee of the Company, effective February 9, 2023. The resignation of Ms. Jing Zhang was not a result of any disagreement with the Company’s operations, policies or procedures.

On February 9, 2023, approved by the Board of Directors, the Nominating and Corporate Governance Committee and the Compensation Committee, Mr. Shuaiheng Zhang was appointed as a director and a member of the Nominating and Corporate Governance Committee, the Compensation Committee, and the Audit Committee of the Company, effective February 9, 2023.

The Board has determined that Mr. Shuaiheng Zhang is independent within the meaning of Nasdaq Listing Rule 5605(a)(2).

The biographical information of Mr. Shuaiheng Zhang is set forth below:

Mr. Shuaiheng Zhang, age 59, has more than 40 years of working experience in management. Since September 2019, Mr. Shuaiheng Zhang has been the general manager at Sunwoda Huizhou New Energy Co., Ltd., a high-tech enterprise with research and development, design, production and sale of lithium-ion battery cell and module and a wholly owned subsidiary of Sunwoda Electronic Co., Ltd., a company listed on the Growth Enterprise Market of Shenzhen Stock Exchange since 2011. From October 1994 to July 2013, Mr. Shuaiheng Zhang was the general manager and vice chairman of the board at Shenzhen SEG Co., Ltd., a company listed on the main board of Shenzhen Stock Exchange that are engaged in development of electronic information industry and electronic product trading market. From July 2013 to December 2015, Mr. Shuaiheng Zhang was the vice general manager at Shenzhen SI Semiconductors Co., Ltd., a power semiconductor device manufacturer. From December 2015 to September 2019, Mr. Shuaiheng Zhang was the general manager and chairman of the board of Shenzhen SEG Longyan Energy Technology CO., Ltd., a subsidiary of Shenzhen SEG Co., Ltd. Mr. Shuaiheng Zhang received his bachelor degree In mechanical engineering from Xidian University and his master degree in computer science from Tsinghua University.

Mr. Shuaiheng Zhang does not have a family relationship with any director or executive officer of the Company. Mr. Shuaiheng Zhang has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

Ms. Shuaiheng Zhang accepted an offer letter from the Company and agreed to receive an annual compensation of $10,000, effective February 9, 2023. The offer letter is qualified in its entirety by reference to the complete text of the agreement, which is filed hereto as Exhibits 10.2.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description of Exhibit
10.1	Employment Agreement between GD Culture Group Limited and Lu Cai, dated February 9, 2023
10.2	Director Offer Letter to Shuaiheng Zhang, dated February 9, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GD CULTURE GROUP LIMITED

Date: February 9, 2023	By:	/s/ Hongxiang Yu
	Name:	Hongxiang Yu
	Title:	Chief Executive Officer, President and Chairman of the Board

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